Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of:
•	our reports dated October 11, 2005, relating to the consolidated financial statements and financial statement schedules of Ferrellgas Partners, L.P. and Ferrellgas, L.P. (which reports express an unqualified opinion and explanatory paragraph relating to a change in accounting principle), and management’s reports on the effectiveness of internal control over financial reporting and the financial statements of Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp. appearing in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the year ended July 31, 2005, as amended on Form 10-K/A; and

•	our report dated November 4, 2005, relating to the consolidated financial statements of Ferrellgas, Inc. and Subsidiaries (which report expresses an unqualified opinion and explanatory paragraph relating to a change in accounting principle), appearing in the Current Report on Form 8-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. dated December 7, 2005.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
     March 10, 2006